Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
UTAH MERGER CORPORATION
Pursuant to the provisions of Section 14A:9-5, Corporations, General, of the New Jersey Statutes Annotated (“N.J.S.A.”), the undersigned corporation hereby executes the following Restated Certificate of Incorporation:
1. The name of the corporation is Utah Merger Corporation (the “Corporation”).
2. The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under N.J.S.A. 14A:1-1 et seq.
3. The aggregate number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, $0.01 par value, and all of which are of the same class.
4. The address of the current registered office of the Corporation is 820 Bear Tavern Road, West Trenton, New Jersey 08628. The name of the Corporation’s current registered agent at that address is The Corporation Trust Company.
5. The number of directors constituting the current board of directors of the Corporation is one and the name and address of such director are as follows:

Name	Address

Eva M. Kalawski	360 North Crescent Drive, Beverly Hills, CA 90210
6. Pursuant to Section 14A:2-7(3) of the New Jersey Business Corporation Act, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission: (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the Company with respect to any matter which occurred, or any cause of action, suit or claim which, but for this Article, would have accrued or arisen, prior to such amendment, repeal or adoption.

7. Every person (a) who is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger, or the legal representative of any such director, officer, employee or agent, or (b) who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the Corporation, or of any such corporation absorbed by the Corporation in a consolidation or merger, or the legal representative of any such director, officer, trustee, employee or agent (each such person referred to in clause (a) or (b) a “Corporate Agent”) shall be indemnified by the Corporation to the fullest extent allowed by law, including but not limited to the indemnification permitted by Section 14A:3-5(8) of the New Jersey Business Corporation Act against all expenses and liabilities in connection with any proceeding involving such Corporate Agent by reason of his being or having been such a Corporate Agent. During the pendency of any such proceeding, the Corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by the Corporate Agent in connection with the proceeding, subject to the receipt by the Corporation of an undertaking as required by law. No elimination of or amendment to this Article Seven shall deprive any person of rights hereunder arising out of alleged or actual occurrences, acts or failures to act occurring prior to such elimination or amendment. Notwithstanding the preceding provisions of this Article Seven, (a) no Corporate Agent shall be entitled to indemnification if he or she settles any such matter without the prior written consent of the Corporation and (b) the Corporation shall have the right to defend any such Corporate Agent in respect of any claim made by the Corporate Agent for indemnification, except to the extent there exists a conflict of interest between the Corporation and such Corporate Agent with respect to such claim.
8. The duration of the corporation is to be perpetual.
December 2, 2010

UTAH MERGER CORPORATION
By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President & Secretary